D
PC
The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED     Restated Articles of Organization    FORM MUST BE TYPED
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1)	Exact name of corporation: Enterprise Bancorp, Inc.

(2)	Registered office address: 222 Merrimack Street Lowell, MA 01852 (number, street, city or town. state, zip code)

(3)	These articles of amendment affect article(s): III (specify the number(s) of article(s) being amended (I-VI))

(4)	Date adopted: May 2, 2017 (month, day, year)

(5)	Approved by:
(check appropriate box)

☐	the incorporators.

☐	the board of directors without shareholder approval and shareholder approval was not required.

☒	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)
State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

That Article III of the Restated Articles of Organization be amended to increase the number of authorized shares of common stock of the corporation from Twenty Million (20,000,000) to Forty Million (40,000,000) and the aggregate number of shares which the corporation is authorized to issue from Twenty One Million (21,000,000) to Forty-One Million (41,000,000), the full text of which is set forth on Exhibit A hereto.

P.C.
c156ds1006950c11334 01/13/05

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	20,000,000	$0.01
		Preferred	1,000,000	$0.01

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	40,000,000	$0.01
		Preferred	1,000,000	$0.01

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: ________________________________________________

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto

Signed by: /s/ James A. Marcotte            EVP, CFO & Treasurer
                    (signature of authorized individual)
☐ Chairman of the board of directors,
☐ President,
☒ Other officer,
☐ Court-appointed fiduciary,

On this      15th      day on     May    2017

EXHIBIT A
ARTICLE III
CAPITAL STOCK

Section 3.1.    Authorized Stock. The Corporation is authorized to issue two (2) classes of capital stock designated “common” and “preferred.” The aggregate number of shares which the Corporation is authorized to issue is Forty One Million (41,000,000), consisting of (1) Forty Million (40,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and (2) One Million (1,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

The shares of the Corporation’s authorized capital stock may be issued by the Corporation from time to time by a vote of its Board of Directors (the “Board”) without the approval of its shareholders, except as may be otherwise provided in this Article III. Upon payment of lawful consideration therefor and issuance, all shares of the capital stock of the Corporation shall be deemed to be fully paid and nonassessable. No holder of any of the capital stock of the Corporation shall have any preemptive right to purchase or subscribe for the purchase of any additional shares issued by the Corporation. In the case of a stock dividend, that part of the surplus account or undivided profits account of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for the issuance of such stock dividend.
Section 3.2.    Description of Stock. A description of the different classes and series (if any) of the Corporation’s capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class and series (if any) of capital stock are as follows:

A.Common Stock. Except as provided by law or in this Article (or in any supplementary sections hereto) or in any certificate of establishment of a series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

Holders of the Common Stock shall be entitled to the payment of dividends out of any assets of the Corporation legally available for the payment thereof, but only as and when declared by the Board.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the Common Stock in the event of liquidation, dissolution or winding up of the Corporation, of the full preferential amounts to which they are respectively entitled, the holders of the Common Stock and of any class or series of stock entitled to participate, in whole or in part, therewith, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holdings.
B.    Preferred Stock. The Board is authorized by vote or votes, from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of one or more of the following:
(1)the distinctive serial designation and the number of shares constituting such series;

(2)the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

(3)the voting powers, full or limited, if any, of shares of such series;

(4)whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(5)the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Bank;

(6)whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

(7)whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(8)the price or other consideration for which the shares of such series shall be issued; and
(9)whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of stock.

Unless otherwise provided by law, any such vote shall become effective when the Corporation files with the Secretary of State of the Commonwealth of Massachusetts Articles of Amendment to these Articles of Organization that establish and designate one or more series of Preferred Stock, fixing and determining the relative rights and preferences thereof, and that contain such information and are in such form as may be prescribed by said Secretary of State.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:
May 16, 2017 10:03 AM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth